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Exhibit 99.1

        SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2003

United Pan-Europe Communications N.V.
(Exact name of registrant as specified in its charter)

The Netherlands
(State or Other Jurisdiction of Incorporation)

000-25365
(Commission File Number)

98-0191997
(I.R.S. Employer Identification Number)

Boeing Avenue 53
1119 PE, Schiphol Rijk
The Netherlands
(Address and zip code of principal executive offices)

(31) 20-778-9840
(Registrant's telephone number, including area code)

Item 7. Financial Statements and Exhibits.

  (c)
  Exhibits.
Exhibit Number	Description
99.1
Motion for Order Authorizing (A) Transfer of Shares of SBS Broadcasting S.A. to the Company, (B) Sale of Shares and (C) Assumption and Assignment of Related Agreement, together with Exhibit A (Form of Purchase and Sale Agreement).

Item 9. Regulation FD Disclosure.

        On February 12, 2003, United Pan-Europe Communications N.V. (the "Company") filed a motion (the "Motion") with the United States Bankruptcy Court for the Southern District of New York (the "U.S. Bankruptcy Court") for an order authorizing the transfer of shares of SBS Broadcasting S.A. ("SBS"), a joint stock company organized and existing under the laws of Luxembourg, to the Company from one of its non-debtor subsidiaries, and the sale by the Company of the SBS shares to a subsidiary of UnitedGlobalCom, Inc., the indirect parent of the Company. If the transactions are approved by the U.S. Bankruptcy Court, the Company intends to sell 6,000,000 common shares of SBS, representing a 21.2% ownership stake in SBS, for €100,000,000. The proposed sale would be subject to higher and better offers from third parties which are received on or before the objection deadline for the Motion.

        It is anticipated that the proposed sale of the SBS shares will be on substantially the terms and conditions set forth in that form of Purchase and Sale Agreement (the "Sale Agreement") filed with the U.S. Bankruptcy Court as Exhibit A to the Motion. A copy of the Motion (together with the Sale Agreement) is attached as Exhibit 99.1 hereto and may also be obtained from the U.S. Bankruptcy Court's website located at http://www.nysb.uscourts.gov. The material provisions of the Sale Agreement are as follows:

GENERAL TERMS:	The Company shall sell and convey the SBS shares to the purchaser and the purchaser shall purchase the SBS shares from the Company.
PURCHASE PRICE:	The purchase price for the SBS Shares shall be €100,000,000 in cash on closing.
CONDITIONS:	The sale of the SBS shares is subject to, inter alia, the entry of the U.S. Bankruptcy Court's order approving the sale.
CLOSING:
The closing of the sale shall take place before the Effective Date (as defined in the Second Amended Chapter 11 Plan of Reorganization jointly proposed by the Company and New UPC, Inc., dated January 7, 2003 and filed with the U.S. Bankruptcy Court on January 9, 2003).

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PAN-EUROPE COMMUNICATIONS N.V.
	By:	/s/ ANTON A.M. TUIJTEN
	Name:	Anton A.M. Tuijten
	Title:	Member of the Board of Management and General Counsel
Dated: February 14, 2003

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  Exhibit 99.1
SIGNATURES